Exhibit 15.1

November 3, 2006

Securities and Exchange Commission

Station Place

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We are aware that our report dated November 3, 2006 on our review of interim financial information of GlobalSantaFe Corporation and its subsidiaries (the “Company”) for the three and nine month periods ended September 30, 2006 and 2005, and included in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2006 is incorporated by reference in (i) the Registration statements on Form S-8 (Registration Nos. 333-7070, 333-62708, 333-73878, 333-105015, 333-112670 and 333-111448) of GlobalSantaFe Corporation, (ii) the Post Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (Registration
No. 333-70268) of GlobalSantaFe Corporation, and (iii) the Registration Statement on Form S-3 (Registration No. 333-127168) of GlobalSantaFe Corporation.

Very truly yours,

PricewaterhouseCoopers LLP